UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2007

FALCON RIDGE DEVELOPMENT, INC
(Exact name of registrant as specified in its charter)

NEVADA	0-28789	84-1461919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5111 Juan Tabo Boulevard N.E.
Albuquerque, New Mexico 87111
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (505) 856-6043

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements

On February 12, 2007 our auditors completed the audit and expressed an opinion on the fair value of our Spanish Trails LLC acquisition in the September 30, 2006 10 KSB filed February 14 , 2007.

We are currently in the process of amending the quarterly reports for the period covered by the audit to include the fair value adjustment and a reclassification of Preferred stock subject to mandatory redemption in the June 30, 2006 10 Q.

The fair value adjustment is as follows;

The Company restated its financial statements for the year ended December 31, 2005 to correct errors identified before and during a regulatory review of the Company’s financial statements and to reflect certain corresponding changes described herein. As a result of the restatement there was an increase of $ 1,299,473 in real estate held for resale and an increase in additional paid in capital of $ 897,235 and a reduction in the accumulated deficit of $ 402,238.

We acquired Spanish Trails LLC for 614,882,250 shares on July 6, 2005. The transaction was originally recorded at predecessor cost. It has been determined that the transaction should have been recorded at fair value. In determining fair value the company considered an appraisal by a certified appraiser prepared for the company’s banker and additional corroborating values from a local real estate professional.

We are currently assessing the PCAOB standards regarding re-issuance of restated financial statements. We believe that since there is latitude in this standard it is prudent to review it in depth. Based on our current understanding we may not have to reissue our December 31, 2005 financial statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FALCON RIDGE DEVELOPMENT INC.

Date: February 16, 2007	By:	/s/ Fred Montano
Fred Montano, President